Exhibit 10.7

TRANSITION SERVICES AGREEMENT

MOTOROLA SOLUTIONS PROVIDED SERVICES

THIS TRANSITION SERVICES AGREEMENT – MOTOROLA SOLUTIONS PROVIDED SERVICES (this “Agreement”) is entered into as of January 3, 2011, by and among Motorola, Inc., a Delaware corporation (“Motorola”), Motorola Mobility, Inc., a Delaware corporation and wholly-owned subsidiary of Motorola (“Mobility”), and Motorola Mobility Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Motorola (“SpinCo”). Each of Motorola, Mobility and SpinCo is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Amended and Restated Master Separation and Distribution Agreement dated as of July 31, 2010, by and among Motorola, Mobility and SpinCo (as such may be amended from time to time, the “Separation Agreement”).

RECITALS

WHEREAS, Motorola has determined that it would be appropriate, desirable and in the best interests of Motorola and Motorola’s stockholders to separate the MD Business and the Home Business from Motorola pursuant to and in accordance with the Separation Agreement;

WHEREAS, in connection with the separation of the MD Business and the Home Business from Motorola, Motorola desires to contribute or otherwise transfer, and to cause certain of its Subsidiaries to contribute or otherwise transfer, (i) certain Assets and Liabilities associated with the Transferred Businesses, including the stock or other equity interests of certain of Motorola’s Subsidiaries dedicated to the Transferred Businesses, to Mobility and certain of its Subsidiaries, and (ii) certain Assets and Liabilities associated with the Transferred Businesses to SpinCo, (iii) shares of capital stock of Mobility to SpinCo, and (iv) stock or other equity interests of certain of Motorola’s Subsidiaries dedicated to the Transferred Businesses other than those set forth in clause (i) above to SpinCo;

WHEREAS, in connection therewith, SpinCo desires that Motorola and/or its Affiliates provide SpinCo and/or its Affiliates, as applicable, with certain transition services with respect to the operation of SpinCo and its Affiliates following the date hereof, as more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties each hereby agrees as follows:

ARTICLE 1

TRANSITION SERVICES

Section 1.1 Transition Services. During the term of this Agreement as set forth in Section 2.2, Motorola will provide, or cause one or more of its Affiliates or third Person service providers designated by Motorola (including their respective employees, agents or contractors) to provide to the SpinCo Group, upon the terms and subject to the conditions hereof, the services more particularly described on Annex A (each service, a “Transition Service” and collectively with any Additional Services, the “Transition Services”). Motorola and SpinCo may, by mutual written consent (which consent will not be unreasonably withheld), amend the Transition Services to (a) include other administrative services provided by Motorola to the Transferred Businesses prior to the date hereof in exchange for additional fees consistent with the cost of delivery thereof (“Additional Services”), or (b) extend the term of any Transition Service so long as such new service term does not extend beyond

12 months from the date hereof. SpinCo will and will cause its Affiliates to, if applicable, adhere to any conditions or policies applicable to its use of the Transition Services as set forth in this Agreement or in Annex A.

Section 1.2 Level of Transition Services.

(a) Unless otherwise specifically set forth in Annex A, Motorola will perform, or cause one or more of its Affiliates or third Persons to provide to SpinCo and/or its Affiliates, as applicable, the Transition Services in the manner and at a level of service (including with respect to timing and priority) consistent with past practices with respect to that performed by the Motorola Group and their third Person service providers for the Transferred Businesses; provided, however, Motorola may make changes from time to time in the manner of performing the Transition Services to the extent Motorola is making similar changes in performing similar services for itself or its Affiliates, so long as such changes do not adversely affect such agreed to level of service.

(b) Unless otherwise specifically set forth in Annex A, SpinCo and its Affiliates’ use of any Transition Service will be consistent with past practice with respect to the use by the Motorola Group for the Transferred Businesses.

(c) Notwithstanding anything to the contrary herein, in no event will any Transition Service include (i) any services that would be or otherwise becomes unlawful for Motorola to provide, or (ii) the exercise of business judgment or general management for SpinCo.

ARTICLE 2

TERMINATION

Section 2.1 No Obligation to Continue to Use Services; Partial Termination. SpinCo will have no obligation to continue to use any of the Transition Services and, except as otherwise specified on Annex A, SpinCo may terminate any Transition Service by giving Motorola at least 30 days’ prior written notice of its desire to terminate any Transition Service. To the extent possible, SpinCo will give such notice at the beginning of a month to terminate the service as of the beginning of the next month to avoid the need to prorate any monthly payment charges. As soon as reasonably practicable following receipt of any such notice, Motorola will advise SpinCo in writing as to whether termination of such Transition Service will (a) require the termination or partial termination of, or otherwise affect the provision of, certain other Transition Services, or (b) result in any early termination costs (which, with respect to those related to third party providers, will be limited to costs that Motorola actually incurs). If either will be the case, SpinCo may withdraw its termination notice within five Business Days of the receipt of notice. If SpinCo does not withdraw the termination within such period, such termination will be final. Upon such termination, SpinCo’s obligation to pay for such Transition Service(s) will terminate, and Motorola will cease, or cause its Affiliates or third Person service providers to cease, providing the terminated Transition Service(s), in each case subject to the terms of Section 2.2(c); provided, however, that SpinCo will reimburse Motorola for the reasonable termination costs actually incurred by Motorola resulting from SpinCo’s early termination of such Transition Services, including those owed to third Person providers. Motorola will use commercially reasonable efforts to mitigate such termination costs.

Section 2.2 Term and Termination.

(a) Subject to Section 2.1, the term of this Agreement will commence on the date hereof and continue with respect to each of the Transition Services for the term thereof as set forth in Annex A; the last date in each such term being referred to herein as a “Service Termination Date” for each such Transition Service.

(b) Notwithstanding the foregoing, this Agreement may be terminated:

(i) by Motorola, immediately by giving written notice to SpinCo if SpinCo breaches or is in default of any payment obligation, which default is capable of being cured, and such breach or default has not been cured within 30 days after SpinCo’s receipt of notice of such a breach or default from Motorola; or

(ii) by any Party, upon 30 days’ advance written notice to the other Parties, in the event: (A) such Party (1) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its properties, (2) makes a general assignment for the benefit of its creditors, (3) commences a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the “Bankruptcy Code”), or (4) fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code; or (B) a proceeding or case will be commenced against such Party in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of such Party or of all or any substantial part of its assets, or (3) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing will be entered and continue unstayed for a period of 60 days, or an order for relief against such Party will be entered in an involuntary case under the Bankruptcy Code.

(c) The terms and conditions of this Agreement that, by their terms, require performance following the termination or expiration of this Agreement will survive such termination or expiration.

Section 2.3 General Intent. SpinCo will use commercially reasonable efforts to end its use of the Transition Services as soon as commercially practicable, but in no event later than the applicable Service Termination Date.

ARTICLE 3

FEES

Section 3.1 Consideration. As consideration for the provision of any Transition Services and any Additional Services hereunder, SpinCo will pay to Motorola (or will cause its Affiliates to pay to Motorola or Motorola’s Affiliates, as applicable) the amount specified for each Transition Service as set forth in Annex A, plus any applicable sales, use, or service tax, value added tax (“VAT”) or any other similar tax (together with any related interest and penalties) imposed on, or payable with respect to, any fees or charges payable pursuant to this Agreement on a monthly basis except (i) as otherwise specified in Annex A with respect to a particular Transition Service, and (ii) reimbursement for Tigers purchases, Web Money reimbursements, other “normal” department charges which will result in a cash disbursement made by Motorola or its Affiliates on behalf of SpinCo or its Affiliates, will be made as described in Section 3.2 below. Unless Motorola and SpinCo otherwise agree in writing, where Transition Services are provided to SpinCo’s Affiliates outside of the United States by a Person located in the same country, amounts will be billed and paid in the local currency of the entity providing the Transition Services. Unless Motorola and SpinCo otherwise agree in writing, if payments are to be made between legal entities not within the same country, such amounts will be billed and paid in U.S. Dollars. To the extent necessary, local currency conversion will be based on Motorola’s internal exchange rate for the then-current month. The Transition Services to be provided by third Person providers will be charged to SpinCo at no higher cost than the actual payments made by Motorola to third Person providers for providing such Transition Services. All charges based on a monthly or other time basis will be pro rated based on actual days elapsed during the period of service. Upon the termination of any Transition Service in accordance with and subject to Section 2.1 or Section 2.2 above, the consideration to be paid under this Article 3 will be the accrued pro rated daily fees payable under this Section 3.1 except in cases where Motorola or its Affiliate has already procured and pre-paid for the services of a third Person provider. The Parties agree to use commercially reasonable efforts to cooperate to minimize any sales, use or service tax, VAT or any other similar tax with respect to the Transition Services.

Section 3.2 Invoices. Except as otherwise set forth on Annex A, within 10 days after the end of each fiscal month, Motorola and each of its Affiliates providing Transition Services will submit one invoice to each of SpinCo and each of its Affiliates receiving Transition Services for (i) all Transition Services provided during such fiscal month pursuant to this Agreement, (ii) reimbursement for Tigers purchases, Web Money reimbursements, other “normal” department charges and payments to third parties on behalf of SpinCo or its Affiliates which result in a cash disbursement made by Motorola or its Affiliates on behalf of SpinCo or its Affiliates, and (iii) any applicable sales, use or service tax, VAT or any other similar taxes (other than income or franchise taxes) imposed on or payable with respect to any fees or charges payable pursuant to this Agreement. The invoices will break out the amount for each type of Transition Service and amounts subject to reimbursement. Motorola will provide documentation supporting any amounts invoiced pursuant to this Section 3.2 as SpinCo may from time to time reasonably request, including, without limitation, detail with respect to any third party billing information relating to the Transition Services provided under this Agreement.

Section 3.3 Invoice Disputes. In the event that SpinCo in good faith disputes an invoice submitted by Motorola, SpinCo may withhold payment of any amount subject to the dispute; provided, however, that (i) SpinCo will continue to pay all undisputed amounts in accordance with the terms hereof, and (ii) SpinCo will notify Motorola, in writing, of any disputed amounts and the reason for any dispute by the due date for payment of the invoice containing any disputed charges. In the event of a dispute regarding the amount of any invoice, the Parties will use all reasonable efforts to resolve such dispute within 30 days after SpinCo provides written notification of such dispute to Motorola. Each Party will provide full supporting documentation concerning any disputed amount or invoice within 30 days after written notification of the dispute. Unpaid fees that are under good faith dispute will not be considered a basis for default hereunder. To the extent that a dispute regarding the amount of any invoice cannot be resolved pursuant to this Section 3.3, the dispute resolution procedures set forth in Section 7.10 herein will apply.

Section 3.4 Time of Payment. Except as otherwise set forth in Annex A, SpinCo will pay and will cause each of its Affiliates to pay all amounts due pursuant to this Agreement within 30 days after receipt of each such invoice hereunder for (i) the Transition Services and (ii) the amounts subject to reimbursement; provided, however, that in the event that SpinCo, in good faith and upon reasonable grounds in accordance with Section 3.3, questions any invoiced item, payment of that item may be made after resolution of such question. To the extent that any amounts required to be paid under this Agreement are not timely paid pursuant to the terms of this Agreement, such amounts shall accrue interest in accordance with the Separation Agreement. Any pre-existing obligations to make payment for any Transition Services provided hereunder will survive the termination of this Agreement.

ARTICLE 4

PERSONNEL

Section 4.1 Right to Designate and Change Personnel. Motorola will make available such personnel as will be required to provide the Transition Services. Motorola will have the right to designate which personnel it will assign to perform the Transition Services. Motorola also will have the right to remove and replace any such personnel at any time or designate any of its Affiliates or a third Person service provider at any time to perform the Transition Services; provided, however, that Motorola will use its commercially reasonable efforts to limit the disruption to SpinCo in the transition of the Transition Services to different personnel or a third Person. In the event that personnel with the designated level of experience are not then employed by Motorola, Motorola will substitute such personnel or third party personnel having an adequate level of experience; provided, however, that Motorola will have no obligation to retain any individual employee for the sole purpose of providing a particular Transition Service.

Section 4.2 Financial Responsibility for Motorola Personnel. Motorola will pay for all personnel expenses, including wages of its employees performing the Transition Services. Any request by SpinCo for travel by any Motorola employee will be considered and treated as a request for Additional Services pursuant to Section 1.1 and the costs of such travel will be charged as additional fees.

Section 4.3 Managers.

(a) During the term of this Agreement, Motorola will appoint one of its employees (the “Motorola Manager”) who will have overall responsibility for managing and coordinating the delivery of the Transition Services and one of its employees for each category of service, as applicable (the “Motorola Sub-Manager”). The Motorola Manager and each of the Motorola Sub-Managers will coordinate and consult with the SpinCo Manager (as defined in Section 4.3(b)) and each of the SpinCo Sub-Managers (as defined in Section 4.3(b)). Motorola may, at its discretion, select other individuals to serve in these capacities during the term of this Agreement; provided, however, Motorola will notify SpinCo promptly (and in any event within three Business Days) of any change in individuals serving in these capacities, setting forth the name of the replacement, and stating that such replacement is authorized to act for Motorola in accordance with this Section 4.3(a).

(b) During the term of this Agreement, SpinCo will appoint one of its employees (the “SpinCo Manager”) who will have overall responsibility for managing and coordinating the delivery of the Transition Services and one of its employees for each category of service (the “SpinCo Sub-Manager”). The SpinCo Manager and each of the SpinCo Sub-Managers will coordinate and consult with the Motorola Manager and each of the Motorola Sub-Managers. SpinCo may, at its discretion, select other individuals to serve in these capacities during the term of this Agreement; provided, however, SpinCo will notify Motorola promptly (and in any event within three Business Days) of any change in individuals serving in these capacities, setting forth the name of the replacement, and stating that such replacement is authorized to act for SpinCo in accordance with this Section 4.3(b).

(c) The Motorola Manager and the SpinCo Manager will meet as expeditiously as possible to resolve any dispute hereunder, and any dispute that is not so resolved within 30 days will be resolved in accordance with the dispute resolution procedures set forth in Section 7.3 of the Separation Agreement. Motorola may treat an act of the SpinCo Manager, and SpinCo may treat the act of the Motorola Manager, in each case, which is consistent with the provisions of this Agreement, as being authorized by such other Party without inquiring behind such act or ascertaining whether the Motorola Manager or the SpinCo Manager, as applicable, had authority to so act; provided, however, that neither the Motorola Manager nor the SpinCo Manager will have authority to amend this Agreement.

ARTICLE 5

PROPRIETARY RIGHTS

Section 5.1 Software.

(a) In addition to the consideration set forth elsewhere herein, SpinCo will also promptly pay any amounts that are required to be paid to any third Person licensors of software that is used by Motorola in connection with the provision of any Transition Services hereunder, including, without limitation, (i) license, temporary right-to-use and royalty fees and (ii) any amounts that are required to be paid to any such licensors to obtain the consent of such licensors to allow Motorola to provide any of the Transition Services hereunder. SpinCo agrees to comply and cause its Affiliates to comply with the terms of any license or other agreement of Motorola or any of its Affiliates relating to software that is used in connection with the provision of any Transition Services hereunder. Subject to the foregoing and the terms of the Separation Agreement, Motorola will use commercially reasonable efforts to obtain any consent that may be required from such licensors in order to provide any of the Transition Services hereunder and the Parties will cooperate to identify any material licenses or consents and use commercially reasonable efforts to minimize the costs associated therewith.

(b) Any software, development tools, know-how, methodologies, processes, technologies or algorithms owned by Motorola or its Affiliates and which may during the term of this Agreement be operated or used by Motorola or its Affiliates in connection with the performance of the Transition Services hereunder will remain the property of Motorola or its Affiliates, as the case may be, and SpinCo and its Affiliates will have no rights or interests therein, except as may otherwise be set forth in the Intellectual Property License Agreement.

(c) Neither Motorola nor SpinCo will use or have any rights to the trademarks or service marks of the other without prior written consent to such use other than as provided for in the Intellectual Property License Agreement or the Trademark License Agreement. To the extent that such consent is granted, use of such trademarks or service marks will be in accordance with the guidelines set forth by the Party owning such trademarks or service marks with all proper indicia of ownership, including those set forth in the Intellectual Property License Agreement or the Trademark License Agreement.

Section 5.2 IT Services.

(a) While using any data processing or communications services of Motorola (whether or not identified in Annex A), SpinCo will and will cause each of its Affiliates to, adhere in all respects to Motorola’s corporate information policies (including policies with respect to protection of proprietary information, data privacy and other policies regarding the use of computing resources) as in effect from time to time.

(b) The employees of SpinCo and its Affiliates and non-employee representative of SpinCo and its Affiliates who have access to the SpinCo network may continue to have access to the Motorola Intranet and associated computer applications if they meet the following criteria: (i) such employee and non-employee representative is listed in the SpinCo LDAP/”core directory” or any updates thereto and a current list of these employees and non-employee representatives is available promptly upon request, and a documented process is in place for notification to Motorola of all voluntary and involuntary separations; (ii) SpinCo has a legitimate business need to access resources on the Motorola Intranet during the term of this Agreement; and (iii) such employee and non-employee representative is bound by a non-disclosure agreement or other binding confidentiality obligations for the benefit of Motorola. SpinCo employee and non-employee representative computer and system accounts on the Motorola Intranet that are not required for the transition must be locked. SpinCo’s employees and non-employee representatives that are connected to the Motorola Intranet must continue to adhere in all respects to the information protection safeguards defined in Motorola’s Information Protection Policy IP-01 and Standards for Information Users (http:///mips.mot.com/policy/genuserstd.htm) as well as any other security standards for requiring current antivirus protection active at all times, strong access control for all computer access, no sharing of passwords, no dual connections to the SpinCo network or any other non-Motorola networks and the Internet or other entity networks, and compliance with the requirements for protection of Motorola’s confidential proprietary information and intellectual assets/property. Motorola’s Information Protection Policy IP-01 and Complete Set of Standards (http://mips.mot.com/policy/itstandardscomplete.htm) must be followed when connecting Motorola’s Intranet to SpinCo’s network or any other non-Motorola networks and all external connections to the Motorola network require the review and the written approval of Motorola’s information protection services. Computing assets connected to Motorola’s network are subject to monitoring by intrusion detection instrumentation and are subject to routine vulnerability assessment scans which may occur during connect time.

(c) SpinCo and Motorola will jointly develop mutually acceptable systems conversion plans as soon as reasonably practicable. If necessary to facilitate such conversion, Motorola agrees to use commercially reasonable efforts to assist SpinCo to meet the mutually agreed upon milestones, timelines and resource requirements identified in the final detailed systems conversion plan. Following this process, the plan will be considered firm and will be used by both Motorola and SpinCo to synchronize their own related project efforts. In the event Motorola expects to incur any extraordinary costs in connection with facilitating such conversion, it will notify SpinCo in advance and the Parties will reasonably negotiate and agree upon the items and amounts that SpinCo will pay. Such amounts will be considered and treated as a request for Additional Services pursuant to Section 1.1. Any schedule modifications occurring after the plan is firm will require joint approval by SpinCo and Motorola, such approval not to be unreasonably withheld.

(d) If SpinCo increases its use of Motorola’s central processing unit, storage, server or other network systems and such increased use contributes to the need for Motorola to purchase additional computing capacity that Motorola will not utilize following termination of the Transition Services, SpinCo will pay for that capacity. Motorola will notify SpinCo in advance of capacity issues to allow SpinCo to respond and possibly discontinue use of certain Motorola systems in advance of any additional purchases. Usage consistent with recent past practice of the Transferred Businesses will serve as the basis from which to measure increases in usage. The need for purchasing additional capacity will be subject to the mutual agreement of Motorola and SpinCo.

ARTICLE 6

WARRANTY

Section 6.1 No Warranty; Exclusive Remedy.

(a) Motorola and SpinCo both acknowledge and agree that Motorola has agreed to provide or cause to be provided the Transition Services hereunder as an accommodation to SpinCo. NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY ANY MEMBER OF THE MOTOROLA GROUP WITH RESPECT TO THE PROVISION OF TRANSITION SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED.

(b) Other than in the event of Motorola’s gross negligence or willful misconduct for which SpinCo shall have a right to seek indemnity hereunder (and without limiting the indemnification rights under Section 6.2(c)), the sole and exclusive remedy of SpinCo with respect to any and all Damages caused by or arising from the performance or non-performance of any Transition Service by Motorola (either directly or indirectly) will be the termination of this Agreement in accordance with Section 2.1 hereof; provided, however, that, if capable of being performed or re-performed and if requested by SpinCo, Motorola agrees to perform or re-perform, as applicable, or will cause one or more of its Affiliates or third Persons to perform or re-perform, as applicable, any Transition Service that does not comply with the requirements and level of service set forth in Annex A and Section 1.2(a) hereof.

Section 6.2 Limitation of Liability and Indemnification.

(a) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE UNDER ANY CIRCUMSTANCES OR LEGAL THEORY FOR DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOOD WILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH LOSSES ARE FORESEEABLE; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOODWILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, TO A PERSON WHO IS NOT A MEMBER OF ANY GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 6.2. THIS SECTION SURVIVES THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

(b) Except insofar as the claim, demand, suit or recovery relates to Motorola’s gross negligence or willful misconduct, and notwithstanding anything to the contrary and without limiting the Parties’ indemnification rights set forth in the Separation Agreement, SpinCo will and will cause its Affiliates to indemnify and hold harmless Motorola and its Affiliates or any employees providing Transition Services (collectively, the “Indemnified Party”) from and against any Damages (including, without limitation, reasonable expenses of investigation and attorneys’ fees incurred or suffered by the Indemnified Party) arising out of any claim made against any member of the Motorola Group by a third Person to the extent caused by or resulting from any of the Transition Services rendered pursuant to the terms of this Agreement; provided, however, that the foregoing will not limit the indemnification obligations of Motorola under Section 6.2(c).

(c) Notwithstanding anything to the contrary and without limiting the Parties’ indemnification rights set forth in the Separation Agreement, Motorola will indemnify SpinCo and its Affiliates (collectively, the “SpinCo Indemnified Parties”) against and agrees to defend and hold the SpinCo Indemnified Parties harmless from and against any Damages (including, without limitation, reasonable expenses of investigation and attorneys’ fees incurred or suffered by the SpinCo Indemnified Parties) arising out of the performance of any Transition Service by a third Person service provider on behalf of Motorola, but only to the extent Motorola is indemnified or otherwise compensated by such third Person service provider for any breach of its obligations to Motorola with respect to the provision of such Transition Service and, in such event, only on a pro rata basis taking into account all businesses of Motorola and its Affiliates similarly affected.

Section 6.3 Relationship of the Parties. Each of Motorola and SpinCo is and will remain at all times an independent contractor of the other Party in the performance of all Transition Services hereunder. In all matters relating to this Agreement, each of Motorola and SpinCo will be solely responsible for the acts of its employees and agents, and employees or agents of one Party will not be considered employees or agents of the other Party nor entitled to any employee benefits of such other

Party as a result of this Agreement. Except as otherwise provided herein, no Party will have any right, power or authority to create any obligation, express or implied, on behalf of any other Party nor will any Party act or represent or hold itself out as having authority to act as an agent or partner of any other Party, or in any way bind or commit any other Party to any obligations. Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind among the Parties or persons referred to herein and each Party will be responsible only for its respective obligations as set forth in this Agreement.

Section 6.4 Compliance with Laws. Each of Motorola and SpinCo will comply with all applicable laws, rules, ordinances and regulations of any governmental entity or regulatory agency governing the Transition Services to be provided hereunder. Neither Motorola nor SpinCo will take any action in violation of any applicable law, rule, ordinance or regulation that could result in liability being imposed on the other Party.

Section 6.5 Remedies. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that each of the Parties shall be entitled to seek equitable relief to prevent or remedy breaches of this Agreement, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance in respect of such breaches. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy.

ARTICLE 7

GENERAL

Section 7.1 Binding Effect and Assignment. This Agreement binds and benefits the Parties and their respective successors and assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other Parties, which consent may be withheld in such Party’s sole and absolute discretion and any assignment or attempted assignment in violation of the foregoing will be null and void; provided, however, that, subject to Section 4.1, Motorola may delegate its duties hereunder to such Affiliates or third Person service providers as may be qualified to provide the Transition Services; provided, further, that Motorola will provide at least 45 days’ notice to SpinCo prior to any such delegation of any duties hereunder, and in the event SpinCo reasonably objects to any such delegation, Motorola will reasonably assist in the process of transitioning such service to SpinCo or SpinCo’s designee prior to any such delegation.

Section 7.2 Entire Agreement; Amendments. This Agreement, the Separation Agreement and each of the annexes, exhibits and schedules appended hereto and thereto constitute the final agreement among the Parties, and is the complete and exclusive statement of the Parties’ agreement, on the matters contained herein. All prior and contemporaneous negotiations and agreements among the Parties with respect to the matters contained herein are superseded by this Agreement and Annex A. The Parties may amend this Agreement and Annex A only by a written agreement signed by each Party to be bound by the amendment and that identifies itself as an amendment to this Agreement or Annex A.

Section 7.3 Force Majeure. In the event that Motorola is delayed in or prevented from performing its obligations under this Agreement, in whole or in part, due to an act of God, fire, flood, storm, explosion, civil disorder, strike, lockout or other labor trouble, material shortages of utilities, facilities, labor, materials or equipment, delay in transportation, breakdown or accident, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority, riot, war, acts of terror, rebellion, or other cause beyond the control of Motorola (each a “Force Majeure Event”), then upon written notice to SpinCo, (i) the affected provisions and/or other requirements of this Agreement will be suspended to the extent necessary during the period of such disability, (ii) Motorola will have the right to apportion its services in an equitable manner to all users and (iii) Motorola will have no liability to SpinCo or any other party in connection therewith. Motorola will resume full performance of this Agreement as soon as reasonably practicable following the conclusion of the Force Majeure Event.

Section 7.4 Construction of Agreement.

(a) Where this Agreement or Annex A states that a Party “will” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement or Annex A.

(b) The captions, titles and headings included in this Agreement and Annex A are for convenience only, and do not affect this Agreement’s or Annex A’s construction or interpretation. When a reference is made in this Agreement to an Article or a Section, annex, exhibit or schedule, such reference will be to an Article or Section of, or an annex, exhibit or schedule to, this Agreement unless otherwise indicated.

(c) This Agreement is for the sole benefit of the Parties hereto and do not, and are not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of Motorola or SpinCo) other than the Parties signing this Agreement.

(d) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(e) Any reference in this Agreement or Annex A to the singular includes the plural where appropriate. Any reference in this Agreement or Annex A to the masculine, feminine or neuter gender includes the other genders where appropriate.

(f) Unless otherwise specified, all references in this Agreement or Annex A to “dollars” or “$” means United States Dollars.

Section 7.5 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable.

Section 7.6 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of the Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

Section 7.7 Notices. Each Party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the Party to be notified, at the address set forth below or another address of which the sending Party has been notified in accordance with this Section 7.7: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a Party is effective for purposes of this Agreement only if given as provided in this Section 7.7 and will be deemed given on the date that the intended addressee actually receives the notice.

If to Motorola: Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: Chief Financial Officer Facsimile: (847) 576-1402	with a copy to: Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: General Counsel Facsimile: (847) 576-3628

If to SpinCo or Mobility: Motorola Mobility, Inc. 600 North US-45 Libertyville, Illinois 60048 Attention: Chief Financial Officer Facsimile: (847) 523-0438	with a copy to: Motorola Mobility, Inc. 600 North US-45 Libertyville, Illinois 60048 Attention: General Counsel Facsimile: (847) 523-0727

Section 7.8 Nonwaiver. The Parties may waive a provision of this Agreement or Annex A only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 7.9 Confidentiality. Subject to the terms of the Separation Agreement, each Party will cause each of its Affiliates and each of their officers, directors, employees, agents, representatives, successors and assigns to hold all information relating to the business of any other Party disclosed to it by reason of this Agreement confidential and will not disclose any of such information to any party unless legally compelled to disclose such information; provided, however, that to the extent that a Party may become so legally compelled, such Party may only disclose such information if it will first have used reasonable efforts to, and, if practicable, will have afforded the other Parties the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed.

Section 7.10 Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement, and each of the annexes, schedules or exhibits hereto (whether arising in contract, tort, equity or otherwise). Any disputes arising hereunder will be resolved in accordance with Section 7.3 of the Separation Agreement, the terms of which are incorporated by reference herein.

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IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

“Motorola”		“SpinCo”

MOTOROLA, INC.,		MOTOROLA MOBILITY HOLDINGS, INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ Michael Annes	By:	/s/ Marc E. Rothman
Name:	Michael Annes	Name:	Marc E. Rothman
Title:	Corporate Vice President	Title:	Chief Financial Officer

“Mobility”

MOTOROLA MOBILITY, INC., a Delaware corporation

By:	/s/ Marc E. Rothman
Name:	Marc E. Rothman
Title:	Chief Financial Officer